UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2006

PRESTIGE BRANDS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

 90 North Broadway, Irvington, New York 10533
(Address of Principal executive offices, including Zip Code)

 (914) 524-6810
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

As of August 21, 2006, Prestige Brands Holdings, Inc., a Delaware corporation (“Prestige Brands Holdings”) and Prestige Brands, Inc., a Delaware corporation and wholly-owned subsidiary of Prestige Brands Holdings (“Prestige Brands,” together with Prestige Brands Holdings, the “Company”) entered into an Executive Employment Agreement with Jean A. Boyko, Ph.D. (the “Boyko Employment Agreement”) pursuant to which Ms. Boyko shall serve as the Company’s Senior Vice President, Quality Assurance and Regulatory Affairs. During the term of Ms. Boyko’s employment, the Company will pay to her a base salary of $225,000 per annum. In addition, Ms. Boyko shall be eligible for and participate in the Company’s Annual Incentive Compensation Plan under which she shall be eligible for an annual target bonus payment of 45% of annual base salary. During the term of Ms. Boyko’s employment with the Company, she will be entitled to such other benefits approved by the Board of Directors and made available to the senior management of the Company, which shall include vacation time and medical, dental, life and disability insurance. The Board of Directors, on a basis consistent with past practice, shall review the annual base salary of Ms. Boyko and may increase the annual base salary by such amount as the Board of Directors, in its sole discretion, shall deem appropriate.

Pursuant to the terms of the Boyko Employment Agreement, Ms. Boyko’s employment will continue until (i) her death, disability or resignation from employment with the Company; or (ii) the Company decides to terminate Ms. Boyko’s employment with or without cause. If (A) Ms. Boyko’s employment is terminated without cause; or (B) Ms. Boyko resigns from employment with the Company for good reason, then during the period commencing on the date of termination of employment and ending on the first anniversary date thereof, the Company shall pay to Ms. Boyko, in equal installments in accordance with the Company’s regular payroll, an aggregate amount equal to (I) Ms. Boyko’s annual base salary, plus (II) an amount equal to the annual bonus, if any, paid or payable to Ms. Boyko by the Company for the last fiscal year ended prior to the date of termination. In addition, if Ms. Boyko is entitled on the date of termination to coverage under the medical and prescription portions of the welfare plans, such coverage shall continue for Ms. Boyko and her covered dependents for a period ending on the first anniversary of the date of termination at the active employee cost payable by Ms. Boyko with respect to those costs paid by Ms. Boyko prior to the date of termination.

Upon execution of the Boyko Employment Agreement, Prestige Brands Holdings granted an award of 4,772 shares of restricted common stock to Ms. Boyko that may vest on a sliding-scale upon completion of the fiscal year ending March 31, 2009 if certain revenue and earnings per share targets are achieved by the Company.

The Boyko Employment Agreement also contains certain confidentiality, non-competition and non-solicitation provisions as well as other provisions that are customary for an executive employment agreement.

Item 7.01. Regulation FD Disclosure.

A copy of the press release issued by the Company on August 24, 2006 announcing the appointment of Dr. Boyko as Senior Vice President, Quality Assurance and Regulatory Affairs, is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

99.1	Press Release issued by Prestige Brands Holdings, Inc. dated August 24, 2006 (furnished only)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 25, 2006	PRESTIGE BRANDS HOLDINGS, INC.

By: /s/ Charles N. Jolly
Name: Charles N. Jolly
Title: Secretary and General Counsel

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release issued by Prestige Brands Holdings, Inc.
dated August 24, 2006 (furnished only)